PROSPECTUS SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-253432 (To Prospectus dated February 24, 2021)

Index Supplement

Debt Securities and Warrants

Linked to an Index or a Basket of Indices

UBS AG may offer and sell from time to time certain debt securities and warrants (collectively, the “Securities”), as part of our Medium-Term Notes, Series B, linked to an index or a basket of indices. Periodically, UBS AG will file with the Securities and Exchange Commission (the “SEC”) final terms supplements, prospectus supplements and/or pricing supplements (collectively, “pricing supplements”) which describe some of the general terms that apply to the Securities and the general manner in which they may be offered. This prospectus supplement, which we refer to as an “index supplement”, describes some of the potential indices to which the Securities may be linked, as well as related matter concerning the relationship, if any, between UBS AG and the sponsors or publishers of each such index. The specific terms of any Securities that we offer will be described for each particular offering of Securities in the applicable pricing supplements, including the name of the underlying index or indices comprising the weighted basket of indices to which the return on the Securities is linked and any additions or changes to the terms specified in the product supplement relating to the Securities or the descriptions of the relevant index or indices set forth in this index supplement. If there is any inconsistency between the terms of the Securities described in this index supplement, the accompanying prospectus and the pricing supplements, the following hierarchy will govern: first, the pricing supplements (relatively as indicated therein); second, this index supplement; and last, the accompanying prospectus.

This index supplement describes only select indices to which the Securities may be linked. We do not guarantee that we will offer Securities linked to any of the indices described herein. In addition, we may in the future offer Securities linked to an index that is not described herein. In such an event, we will describe any such additional index in an applicable pricing supplement.

Issuer:	UBS AG
Potential Underlying Indices:	U.S. Indices	Non-U.S. Indices
	Dow Jones Industrial Average™ Nasdaq-100 Index® Russell 2000® Index S&P 500® Index	EURO STOXX 50® Index FTSE™ 100 Index MSCI-EAFE® Index MSCI® Emerging Markets IndexSM MSCI® Europe Index

See “Risk Factors” in the applicable pricing supplements for risks related to an investment in any series of the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Investment Bank	UBS Securities LLC

Prospectus Supplement dated February 24, 2021

ADDITIONAL INFORMATION ABOUT THE SECURITIES

You should read this index supplement together with the prospectus dated February 24, 2021, relating to our Medium-Term Notes, Series B, of which the Securities are a part, and any applicable pricing supplements that we may file with the SEC from time to time, which contains a description of the terms of particular categories of Securities or the specific terms of your Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000119312521054082/d138688d424b3.htm

Other than the above website containing the prospectus dated February 24, 2021, the information on any other website that is referred to in this index supplement is not and will not be deemed to be part of this index supplement. Our Central Index Key, or CIK, on the SEC website is 0001114446.

TABLE OF CONTENTS

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial Average™	IS-2
Nasdaq-100 Index®	IS-4
Russell 2000® Index	IS-11
S&P 500® Index	IS-16
Non-U.S. Indices	IS-24
EURO STOXX 50® Index	IS-24
FTSE™100 Index	IS-29
MSCI Indexes	IS-32
MSCI-EAFE® Index	IS-32
MSCI® Emerging Markets IndexSM	IS-32
MSCI® Europe Index	IS-33

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

Index Supplement Summary

This index supplement describes some of the potential indices to which the Securities may be linked and the relationship, if any, between UBS AG and the sponsors or publishers of each such index. If there is any inconsistency between the terms of the Securities described in this index supplement and accompanying prospectus or the pricing supplements, the following hierarchy will govern: first, the pricing supplements (relatively as indicated therein); second, this index supplement; and last, the accompanying prospectus. Any preliminary terms supplement in relation to one or more offerings of Securities should also be read in connection with this index supplement and the applicable pricing supplements.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this index supplement, when we refer to the “Securities”, we mean the debt securities and warrants that may be offered by UBS from time to time. Also, references to the “accompanying prospectus” mean the prospectus, dated February 24, 2021, of UBS and references to “applicable pricing supplements” refer to any final terms supplements, prospectus supplements and/or pricing supplements that we may file from time to time.

Unless otherwise specified herein, we have derived all information regarding each index contained in this index supplement from publicly available information. Such information reflects the policies of, and is subject to change by the sponsor or publisher of the applicable index. Historical performance of an index is not an indication of future performance and future performance of an index may differ significantly from historical performance, either positively or negatively.

Licenses

Unless otherwise specified in the applicable pricing supplement, UBS has contracted with the sponsor or publisher of the index to which your Securities may be linked for the rights to use such index and certain associated trademarks or service marks for such index. UBS generally obtains these licenses either on an individual basis for a particular offering of Securities or for a term of years. Although UBS anticipates that it will continue to enter into and renew such licenses, any such license could be terminated upon the occurrence of certain events in the future.

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Underlying Indices And Underlying Index Publishers

U.S. Indices

Dow Jones Industrial Average™

The Dow Jones Industrial AverageTM (the “DJIA”) is a benchmark of performance for some of the largest U.S. companies, except those in the transportation industry group and utilities sector. The DJIA is a price-weighted index of 30 “blue-chip” U.S. stocks that are generally the leaders in their industry, although this has not always been the case. The number of stocks in the DJIA was 12 in 1896, rose to 20 in 1916, then to 30 in 1928, and has been at that level ever since. The DJIA has a base date of May 26, 1896. The DJIA is calculated in U.S. dollars as well as Japanese yen. The sponsor of the DJIA is S&P Dow Jones Indices LLC (“S&P Dow Jones”). The U.S. dollar price return version of the DJIA is reported by Bloomberg L.P. under the ticker symbol “INDU”.

The index universe consists of securities in the S&P 500® Index, excluding stocks classified under the transportation industry group and utilities sector of the Global Industry Classification Standard (GICS). While there are no rules for component selection, a stock typically is added only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. Companies should be incorporated and headquartered in the U.S. In addition, a plurality of revenues should be derived from the U.S. Maintaining adequate sector representation within the index is also a consideration in the selection process.

The DJIA is maintained by a committee comprised of three representatives of S&P Dow Jones and two representatives of The Wall Street Journal (“WSJ”) (the “Averages Committee”). The Averages Committee meets regularly and, at each meeting, the Averages Committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the DJIA to the market, companies that are being considered as candidates for addition to the DJIA and any significant market events. In addition, the Averages Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

In addition to daily governance of the DJIA and maintenance of the methodology, the Averages Committee reviews the methodology at least once within any 12-month period to ensure the DJIA continues to achieve its stated objectives and that the data and methodology remain effective. Changes to the DJIA are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

The DJIA is price-weighted rather than market capitalization-weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the DJIA is the sum of the primary exchange prices of each of the 30 common stocks included in the DJIA, divided by a divisor that is designed to provide continuity in the level of the DJIA. The divisor is changed in accordance with a mathematical formula to adjust for composition changes, stock dividends, stock splits, as well as other corporate actions and price adjustments. While this methodology reflects current practice in calculating the DJIA, no assurance can be given that S&P Dow Jones will not modify or change this methodology in a manner that may affect the return on your investment.

License Agreement

We have entered into a non-exclusive license agreement with S&P Dow Jones, which grants us a license in exchange for a fee to use the DJIA in connection with the issuance of certain securities, including the Securities. “Dow Jones” and “Dow Jones Industrial AverageTM” are service marks of S&P Dow Jones and have been licensed for use for certain purposes by UBS.

The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones. S&P Dow Jones makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. S&P Dow Jones’ only relationship to UBS is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones and of the Dow Jones Industrial AverageTM, which is determined, composed and calculated by S&P Dow Jones without regard to UBS or the Securities. S&P Dow Jones has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Dow Jones Industrial AverageTM. S&P Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the

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Dow Jones Industrial Average™

Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGETM OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGETM OR ANY DATA INCLUDED THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGETM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES AND UBS.

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Nasdaq-100 Index®

The Nasdaq-100 Index® (the “Nasdaq-100”) is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market®. The Nasdaq-100 is a “price return” index and is calculated using a modified market capitalization-weighted methodology. The Nasdaq-100, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 125.00, as adjusted. Current information regarding the level of the Nasdaq-100 is available from Nasdaq, Inc. (“Nasdaq”) or its affiliates (collectively referred to herein as the “Corporations”) as well as from numerous market information services.

Security Eligibility Criteria

Eligible security types generally include American depositary receipts, common stocks, ordinary shares, and tracking stocks. Companies organized as real estate investment trusts are not eligible for inclusion in the Nasdaq-100. If the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the "issuer" are references to the underlying security and the total shares outstanding (“TSO”) is the actual depositary shares outstanding as reported by the depositary banks.

If an issuer has listed multiple security classes, all security classes are eligible, subject to meeting all other security eligibility criteria.

The issuer of the security's primary U.S. listing must exclusively be listed on the Nasdaq Global Select Market or the Nasdaq Global Market. If the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a registered options market in the U.S. or be eligible for listed options trading on a registered options market in the U.S.

The security must be classified as a non-financial company (any industry other than Financials) according to the Industry Classification Benchmark, a product of FTSE International Limited that is used under license.

There is no market capitalization eligibility criterion. Each security must have a minimum average daily trading volume of 200,000 shares (measured over the three calendar months ending with the month that includes the reconstitution reference date).

The security must have traded for at least three full calendar months, not including the month of initial listing, on an eligible exchange, which includes Nasdaq (Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market), NYSE, NYSE American or CBOE BZX. Eligibility is determined as of the constituent selection reference date, and includes that month. There is no float eligibility criterion.

The issuer of the security generally may not currently be in bankruptcy proceedings.

The issuer of the security generally may not have entered into a definitive agreement or other arrangement that would make it ineligible for inclusion in the Nasdaq-100 and where the transaction is imminent as determined by the Nasdaq Index Management Committee.

Index Calendar

Nasdaq selects constituents (the “index constituents”) once annually in December. The security eligibility criteria are applied using market data as of the end of October and TSO as of the end of November. Index reconstitutions are announced in early December and become effective after the close of trading on the third Friday in December.

The Nasdaq-100 is rebalanced on a quarterly basis in March, June, September and December. The Nasdaq-100 rebalance uses the TSO and last sale price of all index constituents as of the prior month-end (February, May, August and November respectively). Index rebalance changes are announced in early March, June, September and December and become effective after the close of trading on the third Friday in March, June, September and December. A special rebalance may be conducted at any time based on the weighting restrictions described in the index rebalance procedure if it is determined to be necessary to maintain the integrity of the Nasdaq-100.

Index Constituent Selection

A reconstitution is conducted on an annual basis, at which time all eligible issuers, ranked by market capitalization, are considered for inclusion in the Nasdaq-100 based on the following order of criteria.

(a)	The top 75 ranked issuers will be selected for inclusion in the Nasdaq-100.
(b)	Any other issuers that were already members of the Nasdaq-100® as of the reconstitution reference date and are ranked within the top 100 are also selected for inclusion in the Nasdaq-100.
(c)	In the event that fewer than 100 issuers pass the first two criteria, the remaining positions will first be filled, in rank order, by current index constituents that were in the top 100 at the previous reconstitution but are ranked in positions 101-125 in the current reconstitution.

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Nasdaq-100 Index®

In the event that fewer than 100 issuers pass the first three criteria, the remaining positions will be filled, in rank order, by any issuers ranked in the top 100 that were not already members of the Nasdaq-100 as of the reference date.

Index Constituent Weighting

Index Constituent Weighting Scheme

The Nasdaq-100 is a modified market capitalization-weighted index.

Index Constituent Weighting Process

The Nasdaq-100’s quarterly weight adjustment employs a two-stage weight adjustment scheme according to issuer- level constraints.

Index constituents’ initial weights in the Nasdaq-100 are determined using up to two calculations of market capitalization: (i) TSO-derived market capitalization and (i) index share-derived market capitalization. TSO-derived market capitalization is defined as a security’s last sale price times its total shares outstanding. Index share-derived market capitalization is defined as a security’s last sale price times its updated index shares as of the prior month end. Both TSO-derived and index share-derived market capitalizations can be used to calculate TSO-derived and index share-derived initial index weights by dividing each index constituent’s (TSO- or index share-derived) market capitalization by the aggregate (TSO- or index share-derived) market capitalization of all index constituents.

When the rebalance coincides with the reconstitution, only TSO-derived initial weights are used. When the rebalance does not coincide with the reconstitution, index share-derived initial weights are used when doing so results in no weight adjustment; otherwise, TSO-derived weights are used in both stages of the weight adjustment procedure. Issuer weights are the aggregated weights of the issuers’ respective index constituents.

Nasdaq-100 Calculation

The discussion below describes the “price return” calculation of the Nasdaq-100. As compared to the gross total return or net total return versions of the Nasdaq-100, the price return version is ordinarily calculated without regard to ordinary cash dividends on the index constituents. However, all Nasdaq-100 calculations reflect special cash dividends.

The Nasdaq-100 is a modified market capitalization-weighted index. The value of the Nasdaq-100 equals the Nasdaq-100 market value divided by the Nasdaq-100 divisor. The overall Nasdaq-100 market value is the aggregate of each Nasdaq-100 stock’s market value, as may be adjusted for any corporate actions. A Nasdaq-100 stock’s market value is determined by multiplying the last sale price by the number of shares of the index constituent included in the Nasdaq-100. In other words, the value of the Nasdaq-100 is equal to (i) the sum of the products of (a) the index shares of each of the Nasdaq-100 stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the Nasdaq-100.

The price return Nasdaq-100 divisor is calculated as the ratio of (i) the start of day market value of the Nasdaq-100 divided by (ii) the previous day Nasdaq-100 value.

If an index constituent does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the most recent last sale price is used until trading resumes (adjusted for corporate actions occurring prior to market open on the current day, if any) is used. If an index constituent is halted during the trading day, the most recent last sale price is used until trading resumes. For securities where the Nasdaq Stock Market is the relevant Nasdaq exchange, the last sale price may be the Nasdaq Official Closing Price when it is closed.

Index Maintenance

Deletion Policy

If, at any time other than an index reconstitution, Nasdaq determines that an index constituent has or will undergo a fundamental alteration that would make it ineligible for inclusion in the Nasdaq-100, the index constituent is removed as soon as practicable.

Such alterations may include:

(a)	A listings switch to an ineligible index exchange.
(b)	Merger, acquisition, or other major corporate event that would adversely impact the integrity of the Nasdaq-100.
(c)	If an index constituent is reorganized as a real estate investment trust.
(d)	If an index constituent is reclassified as a financial company (Financial industry) according to the Industry Classification Benchmark.

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Nasdaq-100 Index®
(e)	If the issuer has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 for two consecutive month ends.

In the case of mergers and acquisitions, the effective date for the removal of an issuer or security will be largely event-based, with the goal to remove the issuer or security as soon as completion of the acquisition or merger has been deemed highly probable. Notable events include, but are not limited to, completion of various regulatory reviews, the conclusion of material lawsuits and/or shareholder and board approvals.

If at the time of the removal of the issuer or security there is not sufficient time to provide advance notification of the replacement issuer or security so that both the removal and replacement can be effective on the same day, the issuer or security being removed will be retained and persisted in the index calculations at its last sale price until the effective date of the replacement issuer or security’s entry to the Nasdaq-100.

Replacement Policy

Securities may be added to the Nasdaq-100 outside of the index reconstitution when there is a deletion. The index constituent (or all index constituents under the same issuer, if appropriate) is replaced as soon as practicable if the issuer in its entirety is being deleted from the Nasdaq-100. The issuer with the largest market capitalization and that meets all eligibility criteria as of the prior month end which is not in the Nasdaq-100 will replace the deleted issuer.

For pending deletions set to occur soon after an index reconstitution and/or index rebalance effective date, Nasdaq may decide to remove the index constituent from the Nasdaq-100 in conjunction with the index reconstitution and/or index rebalance effective date.

Corporate Actions

In the periods between scheduled index reconstitution and rebalancing events, individual index constituents may be subject to a variety of corporate actions and events that require maintenance and adjustments to the Nasdaq-100.

At the quarterly rebalancing, no changes are made to the Nasdaq-100 from the previous month end until the quarterly share change effective date, with the exception of corporate actions with an ex-date.

Special Cash Dividends

A special cash dividend is a cash payment by the issuer of the index constituent to shareholders that the issuer does not consider to be part of its regular dividend paying cycle. A dividend is considered special in the Nasdaq-100 if the information provided by the vendor or the index exchange indicates that the dividend is special. Other nomenclature for a special dividend may include but not be limited to extra, extraordinary, non-recurring, one-time, unusual, etc.

The start of day price of the index constituent is adjusted downward for the amount of the special cash dividend with no adjustment to the index shares resulting in a change to the divisor.

Return of Capital

A return of capital is a cash distribution paid from the index constituent’s capital surplus rather than its net income or retained earnings. For the purposes of index calculation, Nasdaq will determine the treatment (regular vs. special) of each return of capital event based on whether the payment fits with the index constituent’s regular pattern of dividend payments, or if the payment appears to be extraordinary in nature.

Liquidation Distributions

A liquidation distribution, sometimes referred to as a “liquidating dividend” is a cash distribution made by an issuer in conjunction with the dissolution of its business. Bankruptcy liquidations rarely result in liquidation payments to equity shareholders. Voluntary liquidations, on the other hand, will generally produce one or more liquidation payment events. For the purposes of index calculation, Nasdaq treats liquidation distributions in the same manner as special dividends.

Stock Split / Stock Dividend / Bonus Issue

A stock split, stock dividend and bonus issue are similar transactions which generally result in no change to the market capitalization of the security. They essentially imply the same event and the only difference is in the way the terms are quoted. A stock split or bonus issue is quoted in terms of shares received to shares held and stock dividends are quoted in percentages. This event increases the index shares of the index constituent based on an adjustment factor, while simultaneously reducing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index constituent remains similar before and after the event resulting in no change or a minimal change to the divisor.

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Nasdaq-100 Index®

Cash and Stock Dividend

An issuer of a security may pay a cash and stock dividend on the same security on the same date. In this case, the cash dividend is processed in the Nasdaq-100 before the stock dividend unless otherwise indicated.

Optional Dividend

An issuer of a security may permit the shareholder to choose between receiving a dividend in cash or stock. In this case, the adjustment is made to the index constituent in the manner the dividend is announced.

Reverse Stock Split / Consolidation

A reverse split generally results in no change to the market capitalization of the security. Reverse splits are quoted in terms of shares received to shares held. This event decreases the number of index shares of the index constituent based on an adjustment factor while simultaneously increasing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index constituent remains similar before and after the event resulting in no change or a minimal change to the divisor.

Rights Offering / Issue

An issuer may offer to existing shareholders the right to participate in a new issuance of shares in proportion to each shareholder’s existing holdings of the security at a set price (the subscription price) during a subscription period. Shareholders are allotted rights in accordance with the ratio set by the company. The rights may trade for a certain period of time during the subscription period, allowing shareholders the opportunity to sell their rights in the market. Failure to subscribe to the rights prior to the end of the subscription period will result in their expiration and the shareholders forfeiture of the opportunity to purchase new shares under the rights issuance.

Renounceable rights offering: The rights issued to an existing shareholder are transferable in the open market and are able to be sold separately from the shares to other investors during the life of the right. Renounceable rights are referred to as “transferable” or “tradable”.

Non-renounceable rights offering: The rights issued to an existing shareholder cannot be traded. Shareholders must either subscribe to the rights or they lapse upon expiration of the subscription period.

Whether the rights offering is renounceable or non-renounceable, if the distribution is of the same index constituent, the price and index shares are adjusted if the rights have a subscription price on an equivalent per share basis that is less than its last sale price (in-the money) of the index constituent. The price is adjusted downward for the value of the right.

The index shares are increased to reflect the full exercise of the rights offering. The number of additional index shares is determined by multiplying the number of rights issued per index constituent by the current number of index shares, then dividing that product by the number of rights required to purchase one new index constituent. This results in a divisor adjustment.

If the rights have a subscription price on an equivalent per share basis that is greater than the last sale price (out of the money) of the index constituent on the day before the ex-distribution date, no adjustment will be made to the price or index shares of the index constituent, even if the offering is underwritten or otherwise guaranteed in some way. If the distribution is not available to all shareholders, then no adjustment is made to either the price or index shares of the index constituent.

Stock Distribution of Another Security

An issuer may distribute shares of a different class or class of shares of another existing company to shareholders of the index constituent.

The price of the index constituent will be adjusted downward to reflect the value of the distribution. The value of the distribution is calculated as the last sale price of the distributed security multiplied by the distribution ratio and no adjustment will be made to the index shares. This will result in a divisor adjustment.

Spin-offs

A spin-off or de-merger occurs when an issuer (the parent) “spins off” a business it owns into a separate new issuer (the spinco). The spinco takes assets, intellectual property, technology, and/or existing products from the parent and forms its own company. Shares of the spinco are distributed to the shareholders of the parent at a ratio established by the parent. It is expressed as the ratio of new shares in the spinco to the existing shares in the parent.

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Nasdaq-100 Index®

If the parent is an index constituent and there is a when-issued market for the spinco, the price of the parent is adjusted downward for the value of the spinco. The value of the spinco is calculated as the spin-off ratio multiplied by the when-issued last sale price of the spinco. There is no adjustment to the index shares of the parent. This will result in a divisor adjustment. The spinco is not added to the Nasdaq-100.

If there is no when-issued market for the spinco, then no price or index share adjustment is made to the index constituent. The spinco is not added to the Nasdaq-100.

Tracking Stocks

A separate line of stock which is issued for the purpose of “tracking” the financial performance of a particular business line, division or subsidiary of a company is often referred to as a “tracking stock.” The pro-rata distribution of a newly issued tracking stock to existing shareholders of the “parent” company is handled in accordance with the guidelines for spin-offs. A similar distribution of a pre-existing tracking stock is handled as a stock distribution of another security.

Mergers & Acquisitions (M&A)

A merger/acquisition is the combination of two (or more) companies into one larger company, involving an exchange of stock and/or cash payment to the shareholders of the acquired company.

If the issuer of the index constituent is the company being acquired, the index constituent is removed the day following the shareholder vote or the expected expiration of the tender offer, provided the acquisition is not contested. In the event the acquisition is contested, the deletion occurs once results have been received that indicate the acquisition will likely be successful. If the approval is by written consent, then the removal occurs as soon as reasonably practical thereafter.

When the acquiring company is an index constituent, it may incur an increase in its index shares if the acquisition involves an exchange of stock as payment.

Additions / Deletions

The addition or deletion of a security will generally result in a divisor change. Index constituents are added or removed from the Nasdaq-100 at their last sale price on the day prior to the effective date of the change.

Halted Securities

If an index constituent, at the time of its removal from the Nasdaq-100, is halted from trading on its index exchange and its current last sale price cannot readily be determined, the index constituent may, at Nasdaq’s discretion, be removed at a price of 0.00000001 (“zero price”). This price is applied to the index constituent after the close of all the trading markets in the Nasdaq-100 but prior to the time the official closing value of the Nasdaq-100 is disseminated.

Index Share and TSO Changes

A security’s index shares may change as a result of events other than those corporate actions/events noted above. If a change in TSO arising from other corporate events is greater than or equal to 10%, an adjustment to index shares is made as soon as practicable after being sufficiently verified. If the change in TSO is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are adjusted by the same percentage amount by which the TSO has changed.

Bankruptcy

In the event that an existing index constituent files for bankruptcy or equivalent protection from creditors, affected securities will be removed from their respective indexes, on a best-efforts basis, as soon as practicable after Nasdaq becomes aware of the filing.

If the index constituent is still available for trading on its primary exchange, it is removed from the Nasdaq-100 at the security’s last trading price. If the security is no longer trading per its primary exchange, the constituent may be removed at an OTC price, if judged reliable. When no sufficiently reliable price exists, the security is removed at a price of zero.

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Nasdaq-100 Index®

Sanctions

Generally, Nasdaq will approach the treatment of sanctions through the lens of United States, United Kingdom, and/or European Union based investors. Most sanctions can be thought of as being either comprehensive or selective:

Comprehensive sanctions programs are geographically oriented, and often apply broad-based financial restrictions on entire countries. Examples include Cuba, North Korea, Iran, and Syria. Companies in countries targeted by comprehensive sanctions are not eligible for inclusion in the Nasdaq-100.

Other sanctions programs are more selective, and target specific companies and individuals regardless of their locations. Nasdaq consults multiple sources in order to identify and interpret relevant sanctions on a best-efforts basis.

Because different sanctions programs include a variety of evolving restrictions and requirements, sanctions generally require a case-by-case review. Any resulting index adjustments, if necessary, will be made at the sole discretion of the Nasdaq Index Management Committee.

Other Adjustments

Nasdaq may make adjustments in circumstances other than those detailed in the index methodology, but not limited to adjustments necessary to ensure Nasdaq-100 and/or market integrity. Nasdaq may exercise discretion or expert judgement (other than that which is purely mechanical and, where relevant, implemented in accordance with the index methodology) when the situation calls for the interpretation of data in calculating and maintaining the Nasdaq-100, including application of corporate actions. The use of expert judgement is overseen by the index governance process and mandates that the discretion or expert judgement would be exercised (i) in good faith and in a commercially reasonable manner and (ii) in such a manner as to ensure, as far as commercially reasonable, consistency in the approach it adopts with regard to the exercise of such discretion or expert judgement.

Index Governance

The Nasdaq Index Management Committee approves all new index methodologies. This committee is comprised of full-time professional members of Nasdaq. The committee meets regularly, and reviews items including, but not limited to, pending corporate actions that may affect index constituents, statistics comparing the composition of the indexes to the market, companies that are being considered as candidates for addition to an index, and any significant market events.

Discretionary Adjustment

The index methodology was created by Nasdaq to achieve the aforementioned objective of measuring the underlying purpose of the Nasdaq-100. Any deviations from the index methodology are made in the sole judgment and discretion of Nasdaq so that the Nasdaq-100 continues to achieve its objective.

All information in this index supplement regarding the Nasdaq-100 is derived from publicly available information. Such information reflects the policies of, and is subject to change by the Corporations. The Corporations own the copyright and all other rights to the Nasdaq-100. The Corporations have no obligation to continue to publish, and may discontinue publication of, the Nasdaq-100. Historical performance of the Nasdaq-100 is not an indication of future performance. Future performance of the Nasdaq-100 may differ significantly from historical performance, either positively or negatively.

License Agreement

We have entered into a non-exclusive license agreement with Nasdaq, Inc., which grants us a license in exchange for a fee to use the Nasdaq-100 in connection with the issuance of certain securities, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by the Corporations. The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. The Corporations make no representation or warranty, express or implied to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Nasdaq-100 to track general stock market performance. The Corporations’ only relationship to UBS AG (“Licensee”) is in the licensing of the Nasdaq-100® , Nasdaq-100, and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 which is determined, composed and calculated by the Corporations without regard to Licensee or the Securities. The Corporations have no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the Nasdaq-100. The Corporations are not responsible for and have not participated in the

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Nasdaq-100 Index®

determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE Nasdaq-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE Nasdaq-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE Nasdaq-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Russell 2000® Index

The Russell 2000® Index (the “RTY”) is an index calculated, published, and disseminated real-time by FTSE Russell (the “FTSE Russell”), and measures the capitalization-weighted price performance of stocks of approximately 2,000 companies in the small-capitalization segment U.S. equity market, All 2,000 stocks form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S.-Based Companies (as defined below) as determined by market capitalization. The RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. Both the RTY and the Russell 3000® Index are subsets of the Russell 3000E® Index, which is composed of the 4,000 largest U.S.-Based Companies as determined by market capitalization and represents approximately 99.00% of the U.S. equity market.

Stocks Included in the Russell 2000® Index

Only common stocks of companies satisfying one of the following criteria (“U.S.-Based Companies”) are eligible for inclusion in the Russell 3000® Index and the RTY:

1.	the company is incorporated in the U.S., has its headquarters in the U.S. and trades on a standard exchange in the U.S.;
2.	(i) the company is incorporated in the U.S., has its headquarters in the U.S. or trades with the highest liquidity in the U.S. (as defined by a two-year average daily dollar trading volume from all exchanges within the U.S.), and (ii) the primary location of the company’s assets or revenue is the U.S.; or
3.	if there is insufficient information to determine a company’s primary location of assets or revenue, (i) the company has its headquarters in (a) the U.S. or (b) Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Falkland Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Liechtenstein, Marshall Islands, Monaco, Panama, Saba, Sint Eustatius, Sint Maarten, Suriname and Turks and Caicos Islands (each, a “benefit-driven incorporation country” or “BDI Country”), and (ii) the company’s most liquid stock exchange in the U.S.

Eligible securities must trade on a major U.S. exchange. Based on closing values in May each year (the “Rank Date”), FTSE Russell reconstitutes the composition of the Russell 3000® Index using the then-existing market capitalizations of eligible companies. As of the last Friday in June of each year (except when the last Friday in June is the 29th or 30th, in which case reconstitution will occur on the preceding Friday in June), the RTY is adjusted to reflect the reconstitution of the Russell 3000® Index for that year. The primary criterion used to select securities for inclusion in the Russell 3000® Index is total market capitalization, which is determined by multiplying a company’s total outstanding shares by the last price traded on the company’s primary exchange on the Rank Date, as described below.

Stocks must have a closing price at or above $1.00 on their primary exchange on the Rank Date each year to be eligible for inclusion in the RTY. Moreover, if an existing member’s closing price is less than $1.00 on the Rank Date, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to such Rank Date is equal to or greater than $1.00. If an existing member does not trade on the Rank Date, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible. A stock added during the quarterly IPOs process is considered a new index addition and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the IPO eligibility period in order to qualify for index inclusion.

For mergers and spin-offs that are effective between the Rank Date and the Friday prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action. For corporate events that occur during the reconstitution lock-down period (which take effect from the open on the first day of the lock-down period onwards), market capitalizations and memberships will not be reevaluated. Non index members that have been considered ineligible as of the Rank Day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.

Exclusions from the Russell 2000® Index

The following companies and securities are specifically excluded from the Russell 3000® Index and the RTY: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, depositary receipts, installment receipts and trust receipts; (ii) companies structured as royalty trusts, limited liability companies, closed-end investment companies, companies that are required to report Acquired Fund Fees and Expenses (as defined by the SEC), including business development companies, blank-check companies, special-purpose acquisition companies and limited partnerships; (iii) exchange traded funds and mutual funds; (iv) companies

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Russell 2000® Index

with a total market capitalization less than $30 million; (v) companies with only a small portion of their shares available in the marketplace (companies with 5% or less float); (vi) bulletin board, pink sheets or over-the-counter traded securities, including securities for which prices are displayed on the FINRA ADF; and (vii) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders.

In addition, a company (including any U.S.-Based Company) will not be eligible for inclusion if it has been designated by FTSE Russell as a Chinese “N Share.” A company will be designated as a Chinese “N Share” if (i) the company is incorporated outside the People’s Republic of China, (ii) the company is listed on the New York Stock Exchange, the Nasdaq exchange, or the NYSE American, (iii) over 55% of the revenue or assets of the company are derived from the People’s Republic of China, and (iv) the company is controlled by a mainland Chinese entity, company or individual (if the shareholder background cannot be determined with publicly available information, FTSE Russell will assess the “N Share” status of the company with the help of other criteria including whether the establishment and origin of the company are in mainland China and whether the company is headquartered in mainland China). An existing N Share which fails one or more of the following criteria will cease to be classified as an N share: (i) the company is no longer incorporated outside the PRC; or (ii) the company is no longer listed on the New York Stock Exchange, the Nasdaq exchange, or the NYSE American; or (iii) the percentages of revenue and assets derived from the PRC have both fallen below 45%; or (iv) the company is acquired by, or a controlling stake is held by a non-Mainland Chinese state entity, company or individual. Only asset and revenue data from the most recent annual report is considered when evaluating whether a company should be classified an N share (i.e. there will be no two year averaging).

Multiple Share Classes

If an eligible company trades under multiple share classes or if a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, FTSE Russell will review each share class independently for inclusion in the RTY. Share classes in addition to the primary share class (the pricing vehicle) that have a total market capitalization larger than $30 million, an average daily dollar trading value (“ADDTV”) that exceeds that of the global median, which is determined each reconstitution rank day by ranking all securities in investable countries by ADDTV and a float greater than 5% of shares available in the market place are also eligible for inclusion.

For companies with multiple share classes, the pricing vehicle will generally be designated as the share class with the highest two-year trading volume as of the Rank Day. In the absence of two years’ worth of data, all available data will be used for this calculation. If the difference between trading volumes for each share class is less than 20%, the share class with the most available shares outstanding will be used as the pricing vehicle. At least 100 day trading volume is necessary to consider the class as a pricing vehicle for existing members. New members will be analyzed on all available data, even if that data is for less than 100 days.

Computation of the Russell 2000® Index

As a capitalization-weighted index, the RTY reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current RTY value is calculated by adding the market values of the RTY’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the RTY on the base date of December 31, 1986. To calculate the RTY, last sale prices will be used for stocks. If a component stock is not open for trading, the most recently traded price for that stock will be used in calculating the RTY. In order to provide continuity for the RTY’s value, the divisor is adjusted periodically to reflect certain events, including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

Available shares are assumed to be shares available for trading. Adjustments to a company’s total outstanding shares to determine available shares or “free float” are made based on information recorded in SEC filings. Other sources are used in cases of missing or questionable data.

The following types of shares are excluded for the purposes of capitalization determinations:

•	Shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments).
•	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.
•	Shares held within employee share plans.

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Russell 2000® Index
•	Shares held by public companies or by non-listed subsidiaries of public companies.
•	All shares where the holder is subject to a lock-in clause (for the duration of that clause). Free Float changes resulting from the expiry of a lock-in or incentive will be implemented at the next quarterly review subject to the lock-in or incentive expiry date occurring on or prior to the share and float change information cut-off date.
•	All shares where the holder has a stated incentive to retain the shares (e.g. bonus shares paid if holding is retained for a set period of time).
•	Shares held by an investor, investment company or an investment fund for strategic reasons as evidenced by specific statements to that effect in publicly available announcements, has an employee on the board of directors of a company, has a shareholder agreement, has successfully placed a current member to the board of directors, or has nominated a current member to the board of directors alongside a shareholder agreement with the company.
•	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

•	General rule for corporate action-driven changes — In general, adjustments for corporate action-driven changes are made by FTSE Russell when an action is final (determined by FTSE Russell with reference to a variety of public sources) and, depending on the time an action is determined to be final, FTSE Russell will either apply the action after the close of the current market day (t) or after the close of the following market day (t+1), referred to as a “delayed action.” Stocks removed after the close of the current market day are typically removed at the last traded price.
•	“No replacement” rule — Securities that leave the RTY, between reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in the RTY over a year will fluctuate according to corporate activity.
•	Mergers and acquisitions — When mergers or acquisitions take place between members of the RTY, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock. Special procedures apply to acquisitions or mergers between a member of the RTY and a non-member or reverse mergers, and adjustments are made based on a variety of factors, including whether the member is the acquiring or acquired company and, if the acquired company, on whether the transaction results in a publicly traded company that meets all requirements for inclusion in the RTY.
•	Rights Issues / Entitlement Offers —FTSE Russell will only adjust the RTY to account for a right if the subscription price of the rights is at a discount to the market price of the stock. Provided FTSE Russell has been alerted to the rights offer prior to the ex-date, a price adjustment and share increase proportionate to the terms of the offer will be implemented before the open on the ex-date.
•	Changes to shares outstanding — To maintain representativeness and maximize the available investment opportunity for index managers, FTSE Russell will be reviewed quarterly for updates to shares outstanding and to free floats used within the index calculation. The changes will be implemented quarterly, on the third Friday of the month (after the close), although the RTY June reconstitution will continue to be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th, when reconstitution will occur on the Friday prior).
•	In June the shares and free float updates will be implemented regardless of size (i.e. buffers will not be applied). The June updates will be implemented using data sourced primarily from company filings for all constituents, and free floats will be rounded to 12 decimal places.
•	Spin-offs — Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E® Index at the latest reconstitution. If the spun-off company is not large enough to be added to the RTY, but the parent company is large enough to be added, the spun-off company will be added to the RTY on the ex-date of the distribution. It will remain in the RTY for two business days and then deleted at market price. If the ineligible security does not trade on the ex-date, it will remain in the RTY until it commences trading and then deleted after two business days at market price.

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Russell 2000® Index
•	Tender offers — A company acquired as a result of a tender offer is removed if: (1) (i) the tender offer acceptances reach 90% (initial, extension or subsequent); (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; and (iii) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire or squeeze out the remaining shares; (2) there is reason to believe that the remaining free float is under 5% based on available information; or (3) following completion of the offer the acquirer has stated intent to finalize the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism. Where the previous conditions for company removal are not met, FTSE Russell may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent, or final offer period where: (a) the minimum acceptance level as stipulated by the acquirer has been met, (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment, (c) all pertinent offer conditions have been reasonably met, and (d) the change to the current float factor is greater than 3%. Any adjustment will occur on a pre-date announcement by FTSE Russell.
•	Voluntary exchange offers — A publicly traded company may offer to exchange or split-off some or all of its ownership in a separated publicly traded company. Shareholders are given the option to retain their shares; or to exchange them, in full or in part, for shares of the ‘split-off’ company. Once the offer expires, FTSE Russell will decrease the available shares in the offering company, and increase the available shares in the ‘split-off’ company, based on the results of the offering. FTSE Russell will effect this changes based on, but not limited to, preliminary results, company filings, and exchange notices.
•	Delisting — Only companies listed on U.S. exchanges are included in the RTY. Therefore, when a company is delisted from a U.S. exchange, the company is removed from the RTY.
•	Bankruptcy and voluntary liquidations — Companies filing for Chapter 7 liquidation bankruptcy, Chapter 11 reorganization bankruptcy or any other liquidation plan will be removed from the RTY at the time of filing.
•	Scrip issues and stock distributions — a scrip issue (also called a capitalization or a bonus issue) and a stock distribution are the automatic distribution of shares (existing or newly-issued) to existing shareholders at no charge, pro rata to existing holders. In both cases, the price adjustment is done on the ex-date of the distribution.
•	Dividends — Gross dividends are included in the daily total return calculation of the RTY based on their ex-dates. In cases where a company pays a special cash dividend in a recurring cycle (e.g., monthly, quarterly, semi-annually or annually) on more than three consecutive occasions which are not deemed to be extraordinary, FTSE Russell will treat any further such distributions as ordinary dividends.
•	Quarterly IPO Additions — Eligible companies that have recently completed an initial public offering are added to the RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Fourth-quarter IPO additions will be processed after the close on the third Friday of each December. Market adjustments will be made using the returns of the Russell 3000E® Index. In order to be added in a quarter outside of reconstitution, the IPO company must meet all RTY eligibility requirements. Additionally, the IPO company must meet the following criteria on the Rank Day for quarterly additions: (1) price/trade and (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000E® Index as of the latest reconstitution.

Neither we nor any of our affiliates, including the agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the RTY or any successor index. FTSE Russell does not guarantee the accuracy or the completeness of the RTY or any data included in the RTY. FTSE Russell assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the RTY. FTSE Russell disclaims all responsibility for any errors or omissions in the calculation and dissemination of the RTY or the manner in which the RTY is applied in determining the amount payable at maturity.

We have derived all information regarding the RTY contained in this index supplement, including its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, FTSE Russell. FTSE Russell has no obligation to continue to publish, and may discontinue publication of, the RTY. Historical performance of the RTY is not an indication of future performance. Future performance of the RTY may differ significantly from historical performance, either positively or negatively.

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Russell 2000® Index

License Agreement

We have entered into a non-exclusive license agreement with FTSE Russell providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by FTSE Russell (including the RTY) in connection with certain securities, including the Securities.

The license agreement between us and FTSE Russell requires that the following language be stated in this index supplement:

The Securities are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, expressed or implied, to you or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY which is determined, composed, and calculated by FTSE Russell without regard to us or the Securities. FTSE Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the Securities.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Russell 2000® Index is a trademark of FTSE Russell and has been licensed for use by UBS AG. The Securities are not sponsored, endorsed, sold or promoted by FTSE Russell and FTSE Russell makes no representation regarding the advisability of investing in the Securities.

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S&P 500® Index

The S&P 500® Index (the “SPX”) includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (“NYSE”) and not all 500 companies are listed on the NYSE. S&P Dow Jones Indices LLC (“S&P”) chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Although the SPX contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the SPX prior to July 31, 2017 may be represented by multiple share class lines in the index. The SPX is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices.

S&P intends for the SPX to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P index committee (the “S&P Index Committee”). Relevant criteria for additions to the SPX that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $9.8 billion or more and a security level float-adjusted market capitalization of at least 50% of such threshold (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for initial public offerings, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the SPX). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the SPX provided they meet the unadjusted company level market capitalization eligibility criteria for the SPX. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600® Index do not need to meet the financial viability, liquidity, or 50% of the SPX’s unadjusted company level minimum market capitalization threshold criteria. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the SPX, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the SPX at the discretion of the S&P Index Committee if the S&P Index Committee determines that the addition could minimize turnover and enhance the representativeness of the SPX as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies, limited partnerships, master limited partnerships, limited liability companies, OTC bulletin board issues, closed-end funds, exchange-traded funds (“ETFs”), exchange-traded notes, royalty trusts, tracking stocks, special purpose acquisition companies, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts. Stocks are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the OTC bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining SPX continuity.

For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the SPX, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the SPX while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

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S&P 500® Index

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If an SPX constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the SPX at the discretion of the S&P Index Committee.

The companies included in the SPX are divided into Global Industry Classification Sectors. (Sector designations are determined by S&P using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

Calculation of the SPX

The SPX is calculated using a base-weighted aggregative methodology. The value of the SPX on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the SPX times the number of shares of such stock included in the SPX, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the SPX.

The SPX is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all index stocks relative to the index’s base date of 1941-43.

In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, ETF providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies (except in certain countries where insurance companies may be considered strategic holders based on regulatory issues and country-specific practices) and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in SPX calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares) / (total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line. In most cases, an IWF is reported to the nearest one percentage point.

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S&P 500® Index

Maintenance of the SPX

In order to keep the SPX comparable over time S&P engages in an index maintenance process. The SPX maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology to ensure the SPX continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the SPX. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected reference asset constituent stock and consequently of altering the aggregate market value of the reference asset constituent stocks following the event. In order that the level of the SPX not be affected by the altered market value (which could be an increase or decrease) of the affected reference asset constituent stock, S&P generally derives a new divisor by dividing the post-event market value of the reference asset constituent stocks by the pre-event index value, which has the effect of reducing the SPX’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the reference asset companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Accelerated Implementation Rule

1.	Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:
(a)	at least US $150 million, and
(b)	at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

•	be underwritten.
•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•	have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2.	Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced and verified by S&P.

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Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will provide two (2) business days’ notice for all non-US domiciled stocks, and one (1) business days’ notice for all US domiciled stocks.

IWF Updates

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Share Updates

When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float- adjusted shares. However, in such instances, S&P will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%.

For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.

Changes to share counts that total less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September, and December.

Exceptions:

Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.

Rebalancing Guidelines – Share/IWF Freeze

A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data is released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e. the third Friday of the rebalancing month).

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During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. The suspensions include all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month, and implemented five business days after the quarterly rebalancing effective date.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX.

Spin-Offs

As a general policy, a spin-off security is added to the SPX on the ex-date at a price of zero (with no divisor adjustment) and will remain in the index for at least one trading day. On the ex-date the spin-off will have the same attributes and capping adjustment factor as its parent company. The spin-off security will remain in the SPX if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the SPX, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Companies that are spun off from a constituent of the SPX do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the S&P Index Committee, a spin-off company may be retained in the SPX if the S&P Index Committee determines it has a total market capitalization representative of the SPX. If the spin-off company’s estimated market capitalization is below the minimum unadjusted company market capitalization for the SPX but there are other constituent companies in the SPX that have a significantly lower total market capitalization than the spin-off company, the S&P Index Committee may decide to retain the spin-off company in the SPX.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization.

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.

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S&P 500® Index

Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the special dividend. The net change to the index market capitalization causes a divisor adjustment.
Rights offering	All rights offerings that are in-the-money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the SPX.

Recalculation Policy

S&P reserves the right to recalculate and republish the SPX at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the SPX is made at the discretion of the index manager and/or S&P Index Committee, as further discussed below. The potential market impact or disruption resulting from a recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the index is recalculated. In the event any such event is discovered beyond the two trading day period, the S&P Index Committee shall decide whether the index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the S&P Index Committee shall determine whether or not to recalculate the index following specified guidelines. In the event that the index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the SPX are calculated by S&P based on the closing price of the individual constituents of the index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in SPX calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the SPX. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

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3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

•	Market Disruption Prior to Open of Trading:
(i)	If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.
(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.
•	Market Disruption Intraday:

If exchanges indicate that trading will not resume for a given day, the SPX level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday SPX values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the SPX or any successor index. While S&P currently employs the above methodology to calculate the SPX, no assurance can be given that S&P Dow Jones Indices will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Securities. S&P Dow Jones Indices does not guarantee the accuracy or the completeness of the SPX or any data included in the SPX. S&P Dow Jones Indices assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the SPX. S&P Dow Jones Indices disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SPX or the manner in which the SPX is applied in determining the amount payable at maturity.

We have derived all information regarding the SPX contained in this index supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices.

S&P Dow Jones Indices has no obligation to continue to publish the SPX, and may discontinue publication of the SPX.

License Agreement

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the SPX, in connection with securities, including the Securities. The SPX is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this index supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the SPX to track general stock market performance. S&P’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the SPX which is determined, composed and calculated by S&P without regard to UBS or the Securities. S&P has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the SPX. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR

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PURPOSE OR USE WITH RESPECT TO THE SPX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s”, “S&P”, “S&P 500”, “Standard & Poor’s 500” and “500” are trademarks of S&P Global and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

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Non-U.S. Indices

EURO STOXX 50® Index

The SX5E seeks to provide exposure to large-capitalization equity securities in the Eurozone. The SX5E is maintained and published by STOXX Limited. The SX5E covers 50 stocks of market sector leaders from the following Eurozone countries: Belgium, Finland, France, Germany, Ireland, Italy, the Netherlands and Spain. The SX5E captures approximately 60% of the free float market capitalization of each of the 20 EURO STOXX regional Total Market Index (TMI) supersector indices (each, a “STOXX TMI Supersector Index”, and together, the “STOXX TMI Supersector Indices”). The SX5E universe is defined as all components of the 20 STOXX TMI Supersector Indices. The sponsor of the SX5E is STOXX Limited. The euro price return version of the SX5E is reported by Bloomberg L.P. under the ticker symbol “SX5E”.

SX5E Composition

The SX5E is composed of 50 underlier stocks from the 20 STOXX TMI Supersector Indices. The 20 supersectors from which stocks are selected for the SX5E are Automobiles & Parts, Banks, Basic Resources, Chemicals, Construction & Materials, Consumer Products & Services, Energy, Financial Services, Food,Beverage & Tobacco, Health Care, Industrial Goods & Services, Insurance, Media, Personal Care, Drug & Grocery Stores, Real Estate, Retail, Technology, Telecommunications, Travel & Leisure and Utilities, although stocks from each of these supersectors are not necessarily included at a given time.

SX5E Component Selection

For each of the 20 STOXX TMI Supersector Indices, the constituents are ranked by free float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free float market capitalization of the corresponding STOXX TMI Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current SX5E components are then added to the selection list. The stocks on the selection list are then ranked by free float market capitalization to produce the final selection list. In exceptional cases, STOXX Limited may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. The remaining 10 stocks are then selected from the largest remaining current stocks ranked between 41 and 60. If the number of components is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks. The SX5E composition is reviewed annually each September and is subject to change with the review cut-off date being the last trading day in August.

Ongoing Maintenance of Constituents

Each constituent of the SX5E is monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the SX5E due to corporate actions, including initial public offerings (“IPO”), mergers and takeovers, spin-offs, delistings and bankruptcy, are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

Each constituent is subject to a “fast exit” rule whereby it will be deleted if (1) it ranks 75 or below on the monthly selection list and (2) it ranked 75 or below on the selection list of the previous month. Additionally, any constituents that are not traded for 10 consecutive days, are suspended from trading for 10 consecutive days, are officially delisted or are the subject of ongoing bankruptcy proceedings will be deleted from the SX5E. The highest-ranked non-constituent will replace the exiting constituent. The SX5E is also subject to a “fast entry” rule. All stocks on the latest selection lists and IPO stocks are reviewed for a fast-track quarterly addition. A stock is added if (1) it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and (2) it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest constituent.

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or acquisition where a constituent is involved, the original constituent is replaced by the new constituent. Generally, non-surviving stock(s) are deleted at the last traded price of the security. If any non-surviving stock is delisted or suspended before its deletion, a new artificial price based on the acquisition/merger terms is calculated, and the company is kept/deleted with this price instead of the last traded one. For the calculation of the artificial price only ordinary cash and stock terms will be used. Other instruments, such as contingent value rights, will not be considered. In the case of a spin-off, if the original stock was a constituent, then

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each spin-off stock qualifies for addition if it lies within the upper buffer (between 1 and 40) on the latest selection list. The largest qualifying spin-off stock replaces the original constituent, while the next qualifying spin-off stock replaces the lowest ranked constituent and likewise for other qualifying spin-off stocks.

The free float factors and outstanding number of shares for each underlier stock that STOXX Limited uses to calculate the SX5E, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly based on the magnitude of the change. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization. The free float factor reduces the underlier stock’s number of shares to the actual amount available for trading. All holdings that are larger than 5% of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).

SX5E Index Calculation

The SX5E is calculated with the “Laspeyres formula”, which measures price changes in the constituents against a fixed base quantity weight. The SX5E is also subject to a unique divisor, which is adjusted to maintain the continuity of the SX5E’s values across changes due to certain corporate actions.

The formula for calculating the SX5E value can be expressed as follows:

SX5E =	Free Float Market Capitalization of the SX5E
Divisor

The “free float market capitalization of the SX5E” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each underlier stock as of the time the SX5E is being calculated. The index stocks trade in Euros and thus, no currency conversion is required. Where any index constituent price is unavailable on any trading day, STOXX Limited will generally use the last reported price for such constituent.

In case the investability and tradability of the index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Limited management board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:

•	application of expert judgment for index component pricing data,
•	adjustment of operational procedures,
•	postponement of index adjustments,
•	adjustment of selection lists,
•	change of weights of index constituents by adjusting the number of shares, free float factors or weighting cap-factors, or
•	adjustment of index compositions.

SX5E Divisor

The SX5E is calculated using a divisor that helps to maintain the continuity of the index’s value so that corporate actions do not artificially increase or decrease the level of the SX5E.

The divisor is calculated by starting with the previous divisor in effect for the SX5E (the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the SX5E, plus or minus the difference between the closing market capitalization of the SX5E and the adjusted closing market capitalization of the SX5E, and the denominator of which is the previous free float market capitalization of the SX5E. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an

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EURO STOXX 50® Index

intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited management board.

Divisor Adjustments

The STOXX Limited adjusts the divisor for the SX5E to maintain the continuity of the SX5E values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any underlier stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the underlier stock will receive “B” new shares for every “A” share held (where applicable) and assuming that the version of the index to which your Securities are linked is the price return version. All adjusted prices consider withholding taxes based on the new shares being distributed, using “B × (1 – withholding tax where applicable)”.

(1) Special cash dividend:

•	Adjusted price = closing price – dividend announced by the company × (1 – withholding tax if applicable)
•	Divisor: decreases

(2) Split and reverse split:

•	Adjusted price = closing price × A / B
•	New number of shares = old number of shares × B / A
•	Divisor: no change

(3) Rights offering:

•	Adjusted price = (closing price × A + subscription price × B) / (A + B)
•	New number of shares = old number of shares × (A + B) / A
•	Divisor: increases
•	If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.
•	If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.
•	Extremely dilutive rights issues having a share ratio larger or equal to 2000% (B/A>20) are treated as follows:
o	STOXX Limited will announce the deletion of the company from the index following the standard rules for index replacements if sufficient notice of two trading days before the ex-date can be given.
o	The company may enter the index again at the next periodic index review, but only after the new rights issue shares have been listed.
•	Extremely dilutive rights issues for which two trading days’ notice before the ex-date cannot be given, and all highly dilutive rights issues having a share ratio larger or equal to 200% (B/A>2) are treated as follows:
o	The rights issue shares are included into the index with a theoretical price on the ex-date;
o	The rights issue shares must be listed on an eligible stock exchange and tradable starting on the ex-date, otherwise, only a price adjustment is made and the rights are not included;
o	The rights issue shares will have the same parameters as the parent company;
o	The rights issue shares will be removed at the close of the day they start to trade with traded price being available; and
o	The number of shares and weighting factors will be increased after the new rights issue shares have been listed.

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EURO STOXX 50® Index

(4) Stock dividend:

•	Adjusted price = closing price × A / (A + B)
•	New number of shares = old number of shares × (A + B) / A
•	Divisor: no change

(5) Stock dividend from treasury stock if treated as extraordinary dividend:

•	Stock dividends from treasury stocks will be adjusted as cash dividends.
•	Adjusted close = close – close × B / (A + B)
•	Divisor: decreases

(6) Stock dividend from redeemable shares if treated as extraordinary dividend:

•	Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case, redeemable shares are considered as:
o	A separated share line with a fixed price
o	Ordinary shares that are self-tendered on the same ex-date
•	Adjusted close = close – close × B / (A + B)
•	Divisor: decreases

(7) Stock dividend of another company:

•	Adjusted price = (closing price × A – price of other company × B) / A
•	Divisor: decreases

(8) Return of capital and share consolidation:

•	Adjusted price = [closing price – capital return announced by company × (1– withholding tax)] × A / B
•	New number of shares = old number of shares × B / A
•	Divisor: decreases

(9) Repurchase of shares / self-tender:

•	Adjusted price = [(price before tender × old number of shares) – (tender price × number of tendered shares)] / (old number of shares – number of tendered shares)
•	New number of shares = old number of shares – number of tendered shares
•	Divisor: decreases

(10) Spin–off:

•	Adjusted price = (closing price × A – price of spun–off shares × B) / A
•	Divisor: decreases

(11) Combination stock distribution (dividend or split) and rights offering:

•	For this corporate action, the following additional assumptions apply:
o	Shareholders receive “B” new shares from the distribution and “C” new shares from the rights offering for every “A” share held; and
o	If A is not equal to one, all the following “new number of shares” formulae need to be divided by A.
•	If rights are applicable after stock distribution (one action applicable to another):
o	Adjusted price = [closing price × A + subscription price × C × (1 + B / A)] / [(A + B) × (1 + C / A)]
o	New number of shares = old number of shares × [(A + B) × (1 + C / A)] / A
o	Divisor: increases

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EURO STOXX 50® Index
•	If stock distribution is applicable after rights (one action applicable to another):
o	Adjusted price = (closing price × A + subscription price × C) / [(A + C) × (1 + B / A)]
o	New number of shares = old number of shares × [(A + C) × (1 + B / A)]
o	Divisor: increases
•	Stock distribution and rights (neither action is applicable to the other):
o	Adjusted price = (closing price × A + subscription price × C) / (A + B + C)
o	New number of shares = old number of shares × (A + B + C) / A
o	Divisor: increases

(12) Addition/deletion of a company

•	No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

(13) Free float and shares changes

•	No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement

We have entered into a non-exclusive license agreement with STOXX Limited, which grants us a license in exchange for a fee to use the SX5E in connection with the issuance of certain securities, including the Securities.

“EURO STOXX 50®” is a service mark of STOXX Limited. STOXX Limited has no relationship to UBS, other than the licensing of the SX5E and its service marks for use in connection with the Securities.

STOXX Limited does not:

•	Sponsor, endorse, sell or promote the Securities.
•	Recommend that any person invest in the Securities or any other financial products.
•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities.
•	Have any responsibility or liability for the administration, management or marketing of the Securities.
•	Consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX Limited will not have any liability in connection with the Securities. Specifically, STOXX Limited does not make any warranty, express or implied, and STOXX Limited disclaims any warranty about:

•	the results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E or its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E or its data;
•	any errors, omissions or interruptions in the SX5E or its data; and
•	any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited knows that they might occur.

The licensing relating to the use of the SX5E and trademark referred to above by UBS is solely for the benefit of UBS, and not for any other third parties.

28

FTSE™ 100 Index

The FTSE® 100 Index (the “UKX”) is a market capitalization-weighted index designed to measure the performance of the 100 largest companies traded on the London Stock Exchange (the “LSE”) that pass screening for size and liquidity. The UKX was developed with a base value of 1,000 with a base date of December 30, 1983. The sponsor of the UKX is FTSE Russell (“FTSE”), a company owned by the London Stock Exchange Group Companies. The price return version of the UKX is reported by Bloomberg L.P. under the ticker symbol “UKX”.

The FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee meets quarterly, in March, June, September and December, to review the constituents of the UKX.

Only “Premium Listed Equity Shares”, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, which have been admitted to trading to the LSE with a Sterling or Euro denominated price on the LSE’s SETS trading system are eligible for inclusion in the UKX. Eligible stocks must pass free-float and liquidity screens before being included in the UKX.

At each period review, securities eligible for inclusion in the UKX will be ranked by full market capitalization (i.e. before the application of investability weightings) from largest to smallest. A security will be inserted in the UKX at the periodic review if it rises to or above the 90th position in this ranking. Consequently, a security will be deleted from the UKX at the periodic review if it falls to or below the 111th position in this ranking. A constant number of constituents are maintained for the UKX. Where a greater number of companies qualify to be inserted in the UKX than those qualifying to be deleted, the lowest ranking constituents presently included in the UKX will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the UKX will be inserted to match the number of companies being deleted at the periodic review.

Constituent changes to UKX are made quarterly after the close of business on the third Friday of March, June, September and December. However, updates can occur outside the quarterly update cycle due to certain corporate actions affecting a UKX constituent which involves a free float or a share change in the number of shares due to a corporate event, the change in shares will be applied simultaneously with the corporate action. A security may also be added to the UKX via “Fast Entry” if its full market capitalization (i.e. before the application of any investability weighting) amounts to 1% or more of the full market capitalization of the FTSE All-Share index (before the application of individual constituent investability weightings). A new security (IPO), which satisfies the eligibility criteria and the screens other than the liquidity screen, is eligible for Fast Entry when its full market capitalization (i.e. before the application of any investability weighting) using the closing price on the first day of official non-conditional trading is greater than the Fast Entry Level.

The return of the UKX is calculated based on the closing levels of the UKX on the LSE, as reported by Bloomberg Professional® service (“Bloomberg”) under ticker symbol “UKX”.

The value of the UKX is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each stock in the UKX, (ii) the number of shares issued for each such stock and (iii) a free float factor for each such stock (as described below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the UKX on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the UKX. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire UKX than will movements in share prices of companies with relatively smaller market capitalization.

As noted above, a free float factor is applied to each stock in the UKX. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the UKX. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-in clause (for the duration of that clause, after which free float changes resulting from the expiration of a lock-in clause will be implemented at the next quarterly review subject to the expiration date of such lock-up clause occurring on or prior to the share and float change information cut-off date; shares held by an investor, investment company or an investment fund for publicly announced strategic reasons and shares held by an investor, investment company or an investment

29

FTSE™ 100 Index

fund that has an employee on the board of directors of a company, has a shareholder agreement, has successfully placed a current member to the board of directors or has nominated a current member to the board of directors alongside a shareholder agreement with the company; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted. Shares disclosed as being held by a nominee account are typically regarded as free float, unless a restricted shareholder is identified as holding shares through such nominee account, in which case that portion of shares will be restricted from free float. In addition, while portfolio holdings such as pension funds, insurance funds or investment companies will generally not be considered as restricted from free float, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted (and will remain restricted until the holding falls below 30%).

The UKX is recalculated whenever errors or distortions occur that are deemed to be significant.

Eligibility Standards

Securities must be sufficiently liquid to be included in the UKX, and eligible securities are required to pass the following screens before being added to the UKX.

Free Float. Constituents of the UKX are adjusted for free float limits. Free float is calculated using available public information rounded to 12 decimal places. Companies with a free float of 5% or below are not eligible for inclusion in the UKX. To be eligible for inclusion in the UKX, a security must have a minimum free float of 25% if the issuing company is United Kingdom (“UK”) incorporated and greater than 50% if it is non-UK incorporated. However, a new company may be initially included in the UKX with a free float below the above parameters (provided it is above 5%) where the free float is expected to meet the minimum requirements within 12 months of the company’s first day of trading.

Price. There must be an accurate and reliable price for the purposes of determining the market value of a company.

Minimum Voting Rights. Companies are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for inclusion in the UKX.

Foreign Ownership Restrictions and Minimum Headroom Requirement. For the avoidance of doubt, constituents which restrict the number of shares that a UK investor can hold may be included in the UKX with an investability weight equal to the foreign ownership limit. However, the actual calculated free float will be referenced to determine if the constituent meets the minimum free float criteria for index eligibility.

Size. In order to determine membership, all companies with eligible securities will be ranked by their full market capitalization (i.e. before the application of any investability weightings). Only the listed equity shares of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of listed equity shares, the secondary lines will be included in the calculation of the market capitalization of the company, based on the market price of that second line.

Liquidity. Each security will be tested for liquidity annually in June by calculation of its monthly median of daily trading volume. For the annual test, liquidity will be calculated from the first business day in May of the previous year to the last business day of April in the current year. For each month, the daily volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the end of the month. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Where the testing period is less than 12 months, the liquidity test will be applied on a pro-rata basis. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test. Daily totals with zero trades are included in the ranking, therefore a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month. Any period of suspension will not be included in the test. Where a security has a market quote in multiple currencies, only volume data from the eligible Sterling quote will be used in the liquidity test.

Liquidity Thresholds:

A.	Securities which do not turnover at least 0.025% of their shares in issue (after the application of any investability weightings) based on their monthly median for at least ten of the twelve months prior to the annual index review, will not be eligible for inclusion in the UKX until the next annual review.
B.	An existing constituent which does not turnover at least 0.015% of its shares in issue (after the application of any investability weightings) based on its monthly median per month for at least eight of the twelve months prior to the annual index review will be removed and will not be eligible for inclusion in the UKX until the next annual review.

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FTSE™ 100 Index
C.	New issues which do not have a twelve month trading record must have a minimum 20 day trading record when reviewed. They must turnover at least 0.025% of their shares in issue (after the application of any investability weightings) based on their monthly median each month, on a pro-rata basis since premium listing or UK Nationality allocation date if non-UK incorporated. This rule will not apply to new issues added under the Fast Entry Rule except for demutualizations.

When testing liquidity, the published free float weight on the final trading day of each month will be used for the calculation of the liquidity test for that month. In assessing liquidity, data will be aggregated from trading venues exhibiting a market share of greater than 2%.

At the sole discretion of FTSE, the above percentage figures may be adjusted by up to 0.01% at a market review so that, in FTSE's opinion, the index better reflects the liquid investable market. This discretion may only be exercised across the FTSE All-Share Index and may not be applied to individual securities. If FTSE intends to exercise this discretion, it must make a public statement to that effect at least two weeks prior to the regular June review meeting. Any adjusted percentage parameters will be maintained until the next annual review.

In assessing liquidity, data will be obtained from a constituent’s exchange in the country in which the company is classified by FTSE. If the constituent fails the liquidity screen on this basis, data may also be reviewed from other markets (including trading in ADRs and GDRs) and the trading volumes aggregated. Trading volumes from other markets will not normally be considered unless the majority of the liquidity is met from the constituent’s exchange in the country in which the company is classified.

We have derived all information regarding the UKX contained in this index supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, the UKX Sponsor. The UKX Sponsor has copyright and all other rights to the UKX. The UKX Sponsor has no obligation to continue to publish, and may discontinue publication of, the UKX.

The London Stock Exchange

The LSE organizes, operates and regulates key aspects of the United Kingdom’s capital market. All securities listed in the UKX must be listed on the LSE. The LSE is subject to the law of the United Kingdom, which stipulates the concept of self-regulation and compliance with international standards. The LSE has two primary markets — the Main Market and the Alternative Investment Market.

License Agreement

We have entered into a non-exclusive license agreement with FTSE, which allows us and our affiliates, in exchange for a fee, to use the UKX in connection with the issuance of certain securities, including the Securities. We are not affiliated with FTSE; the only relationship between FTSE and us is the licensing of the use of the UKX and trademarks relating to the UKX. All rights to the UKX are owned by FTSE, the publisher of the UKX.

The Securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by the LSE or by The Financial Times Limited (“FT”) and neither FTSE nor the LSE nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the UKX and/or the figure at which the UKX stands at any particular time on any particular day or otherwise. The UKX is compiled and calculated by FTSE. However, neither FTSE nor the LSE nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the UKX and neither FTSE nor the LSE nor FT shall be under any obligation to advise any person of any error therein. “FTSETM”, “FTSE®”, “FT-SE®”, and “Footsie®” are trademarks of the LSE and FT and are used by FTSE under license. “All-World”, “All-Share” and “All-Small” are trademarks of FTSE.

31

MSCI Indexes

We may offer a Security linked to one or more indexes that are part of the “MSCI Global Investable Market Indexes” sponsored by MSCI Inc. (“MSCI”), including the MSCI-EAFE® Index, the MSCI® Emerging Markets IndexSM and the MSCI® Europe Index (together with the MSCI-EAFE Index and the MSCI-EM Index, the “MSCI Indexes”).

Each MSCI Index is constructed and maintained in the manner described below.

MSCI-EAFE® Index

The MSCI-EAFE® Index is a free float-adjusted market capitalization index that is designed to measure the equity performance of developed market (“DM”) equity performance in Europe, Asia, Australia and the Far East. The MSCI-EAFE® Index includes components from all countries in Europe, Australia and the Far East that are designated by MSCI as “developed markets”. The MSCI-EAFE® Index has a base date of December 31, 1969. The U.S. dollar price return version of the MSCI-EAFE® Index is reported by Bloomberg L.P. under the ticker symbol “MXEA”.

Calculation Methodology for the MSCI-EAFE® Index

The performance of the MSCI-EAFE® Index is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries the latest available closing price. In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. If MSCI determines that another price is more appropriate based on the circumstances, an announcement would be sent to clients with the related information. Closing prices are converted into U.S. dollars, as applicable, using the closing spot exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

MSCI® Emerging Markets IndexSM

The MSCI® Emerging Markets IndexSM is a free float-adjusted market capitalization index designed to measure the equity market performance of global emerging markets in the Americas, Europe, the Middle East, Africa and Asia. The MSCI® Emerging Markets IndexSM has a base date of December 31, 1987. The U.S. dollar price return version of the MSCI® Emerging Markets IndexSM is reported by Bloomberg L.P. under the ticker symbol “MXEF”.

Calculation Methodology for the MSCI® Emerging Markets IndexSM

The performance of the MSCI® Emerging Markets IndexSM is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries the latest available closing price. In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. If MSCI determines that another price is more appropriate based on the circumstances, an announcement would be sent to clients with the related information. Closing prices are converted into U.S. dollars, as applicable, using the closing spot exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

32

MSCI Indexes

MSCI® Europe Index

The MSCI® Europe Index is a free float-adjusted market capitalization index designed to measure equity market performance of the DMs in Europe and is one of the MSCI Global Investable Market Indexes. The MSCI Europe Index captures large- and mid-capitalization representation across 15 DM countries in Europe, including Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The MSCI Europe Index has a base date of March 31, 1986. The sponsor of the MSCI® Europe Index is MSCI Inc. (“MSCI”). The euro price return version of the MSCI Europe Index is reported by Bloomberg L.P. under the ticker symbol “MXEU”.

Constructing the MSCI Global Investable Market Indexes

MSCI undertakes an index construction process which involves:

•	Defining the eligible equity securities (“Equity Universe”) for each market;
•	Determining the eligible companies and securities in the Equity Universe for each market (“Market Investable Equity Universe”);
•	Determining market capitalization size-segments for each market;
•	Applying index continuity rules for the Standard Index; and
•	Classifying securities under the Global Industry Classification Standard (“GICS”).

Defining the Equity Universe

The Equity Universe is defined by identifying eligible equity securities and classifying these eligible equity securities into the appropriate country.

Identifying Eligible Equity Securities

All listed equity securities, including Real Estate Investment Trusts (“REITs”) and certain income trusts listed in Canada are eligible for inclusion in the Equity Universe. Limited partnerships, limited liability companies and business trusts, which are listed in the United States and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the Equity Universe. Conversely, mutual funds, exchange-traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the Equity Universe. Preferred shares that exhibit characteristics of equity securities are also eligible for inclusion in the Equity Universe. Stapled securities are also considered eligible if each of the underlying components exhibit characteristics of equity securities.

Country Classification of Eligible Securities

Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by (i) identifying eligible listings for each security in the Equity Universe and (ii) applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except that all developed market (“DM”) countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indexes within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indexes methodology.

Identifying Eligible Listings

A security may have a listing in the country where it is classified (“Local Listing”) and/or a listing in a different country (“Foreign Listing”). A security may be represented in the aggregation of all Market Investable Equity Universes (the “Global Investable Equity Universe”) by either a Local Listing or a Foreign Listing (including a depositary receipt). A security may be represented by a Foreign Listing only if (1) the security is classified in a country that meets the foreign listing materiality requirement (“Foreign Listing Materiality Requirement”), described below, and (2) the security’s Foreign Listing is traded on an eligible stock exchange of either (a) a DM country if the security is classified in a DM country, (b) a DM or emerging market (“EM”) country if the security is classified in an EM country, or (c) A DM, EM or a frontier market (“FM”) country if the security is classified in a FM country.

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MSCI Indexes

In order for a country to meet the Foreign Listing Materiality Requirement, the following is determined:

•	all securities represented by a Foreign Listing that would be included in the country’s MSCI Country Investable Market Index if Foreign Listings were eligible from that country.
•	The aggregate free float-adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and, (ii) except with respect to FM countries, 0.05% of the free float-adjusted market capitalization of the MSCI ACWI Investable Market Index.

If a country does not meet the Foreign Listing materiality requirement, then securities in that country may not be represented by a Foreign Listing in the Global Investable Equity Universe.

Applying Investability Screens

Some of the investability requirements are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As such, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

The investability screens used to determine the Market Investable Equity Universe in each market are:

•	Equity Universe Minimum Size Requirement;
•	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement;
•	DM and EM Minimum Liquidity Requirement;
•	Global Minimum Foreign Inclusion Factor Requirement;
•	Minimum Length of Trading Requirement; and
•	Minimum Foreign Room Requirement.

Equity Universe Minimum Size Requirement

This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization (“Equity Universe Minimum Size Requirement”). The Equity Universe Minimum Size Requirement applies to companies in all markets, developed and emerging, and is derived as follows:

•	First, the companies in the DM Equity Universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the DM Equity Universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the Equity Universe.
•	Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted Equity Universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the Equity Universe Minimum Size Requirement.
•	The rank of this company by descending order of full market capitalization within the DM Equity Universe is noted, and will be used in determining the Equity Universe Minimum Size Requirement at the next rebalance.

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement

This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

DM and EM Minimum Liquidity Requirement

This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have at least one eligible listing of adequate liquidity as measured by the 12-month and 3-month Annualized Traded Value Ratio (“ATVR”) and the 3-month frequency of trading (“Frequency of Trading”).

34

MSCI Indexes

A minimum liquidity level of 20% of 3-month ATVR and 90% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as 20% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of a DM.

A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as 15% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of an EM.

In addition, securities in the MSCI China Equity Universe will not be eligible for inclusion in the Market Investable Equity Universe if the securities are suspended on the price cutoff date of the index review or have been suspended for 50 consecutive days or more in the past 12 months.

Only one listing per security may be included in the Market Investable Equity Universe. In instances when a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the Market Investable Equity Universe:

1.	Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used).
2.	Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas. If the security has two or more foreign listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).
3.	Foreign listing in a different geographical region (if the security has two or more foreign listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).

In instances when a security does not meet the above criteria, the security will be represented by a relevant liquid eligible depositary receipt if it is trading in the same geographical region. Depositary receipts are deemed liquid if they meet all the aforementioned criteria for 12-month ATVR, 3-month ATVR and 3-month Frequency of Trading. Because there may be liquidity issues for securities trading at a very high stock price, a limit of USD 10,000 has been set and securities that are non-constituents of the MSCI Global Investable Market Indexes and are trading at stock prices above USD 10,000 fail the liquidity screening.

Global Minimum Foreign Inclusion Factor Requirement

This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe (the “Global Minimum Foreign Inclusion Factor Requirement”). Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

Minimum Length of Trading Requirement

This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review (“Minimum Length of Trading Requirement”). This requirement is applicable to small new issues in all markets. Large IPOs and large primary/secondary offerings of non-index-constituents are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a quarterly or semi-annual index review.

Minimum Foreign Room Requirement

This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a Market Investable Equity Universe, the proportion of shares still available to foreign investors relative to the maximum allowed must be at least 15%.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indexes (“Market Size Segments”):

•	Investable Market Index (Large + Mid + Small)
•	Standard Index (Large + Mid)

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MSCI Indexes
•	Large Cap Index
•	Mid Cap Index
•	Small Cap Index

The Investable Market Index, the Standard Index and the Large Cap Index are created first, while the Mid Cap Index is derived as the difference between the Standard Index and the Large Cap Index and the Small Cap Index is derived as the difference between the Investable Market Index and the Standard Index. In addition, in 2010 MSCI introduced a Micro Cap Index size-segment for DMs.

Creating the Market Size Segments in each market involves the following steps:

1.	Defining the market coverage target range for each size segment;
2.	Determining the global minimum size range for each size segment;
3.	Determining the Market Size Segment cutoffs and associated segment number of companies;
4.	Assigning companies to the size segments; and
5.	Applying final size segment investability requirements.

Index Continuity Rules for Standard Indexes

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules applied by MSCI, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index. The application of this requirement involves the following steps.

•	If after the application of the index construction methodology, a Standard Index contains less than five securities in a DM or three securities in an EM, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that DM or three in that EM.
•	At subsequent index reviews, if after the application of the index maintenance methodology, a Standard Index contains less than five securities in a DM or three securities in an EM, then the remaining securities are selected for inclusion in the Standard Index using the following process:
o	the securities included in the updated Market Investable Equity Universe are identified;
o	such securities are then ranked by descending free float-adjusted market capitalization, but the free float-adjusted market capitalization of the securities included in the Standard Index prior to the index review is multiplied by a factor of 1.5; and
o	the securities are added to the Standard Index to reach five constituents for a DM or three constituents for an EM in the ranking order determined in the step above.

Creating Style Indexes Within Each Size Segment

All securities in the investable Equity Universe are classified into “Value” or “Growth” segments using the MSCI Global Value and Growth methodology.

Classifying Securities Under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed the GICS in conjunction with S&P Dow Jones Indices LLC.

The GICS entails four levels of classification: (1) sectors; (2) industry groups; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity.

Maintaining the MSCI Global Investable Market Indexes

The MSCI Global Investable Market Indexes are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve:

•	index continuity;
•	continuous investability of constituents and replicability of the indexes; and

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•	index stability and low index turnover.

In particular, index maintenance involves:

•	Semi-annual index reviews in May and November of the Market Size Segments and Global Value and Growth Indexes which include:
o	Updating the indexes on the basis of a fully refreshed Equity Universe.
o	Taking buffer rules into consideration for migration of securities across size and style segments.
o	Updating Foreign Inclusion Factors (“FIFs”) and Number of Shares (“NOS”).
•	Quarterly index reviews in February and August of the Market Size Segments aimed at:
o	Including significant new eligible securities (such as IPOs which were not eligible for earlier inclusion) in the index.
o	Allowing for significant moves of companies within the Market Size Segments, using wider buffers than in the semi-annual index reviews.
o	Reflecting the impact of significant market events on FIFs and updating NOS.
•	Ongoing event-related changes. Changes of this type are generally implemented in the indexes as they occur. Significantly large IPOs are included in the indexes after the close of the company’s tenth day of trading.

Semi-Annual Index Reviews in May and November

The objective of the semi-annual index reviews is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A semi-annual index review involves a comprehensive review of the Market Size Segments and Global Value and Growth Indexes.

During each semi-annual index review, the Equity Universe is updated and the global minimum size range is recalculated for each size segment. Then, the following index maintenance activities are undertaken for each market:

•	Updating the Market Investable Equity Universe.
•	Recalculating the global minimum size references and global minimum size ranges.
•	Reassessing the segment number of companies and the Market Size Segment cutoffs.
•	Assigning companies to the size segments taking into account buffer zones.
•	Assessing conformity with final market size segment investability requirements.

Quarterly Index Reviews in February and August

Quarterly index reviews are designed to ensure that the indexes continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next semi-annual index review. Quarterly index reviews may result in:

•	Additions or deletions due to migration to another Market Size Segment.
•	Addition of significant new investable companies to the Standard Index.
•	Deletion of companies from the Investable Market Indexes due to low liquidity.
•	Changes in FIFs and NOS.

The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the semi-annual index reviews. The style classification is reviewed only for companies that are reassigned to a different size segment.

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Ongoing Event-Related Changes

Ongoing event-related changes to the indexes are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate events that take place on a continuing basis. These changes generally are reflected in the indexes at the time of the event.

These corporate events can affect many aspects of an index and its constituents, including inclusion or deletion of companies outside of the index reviews, weight changes due to changes in foreign ownership limits, FIFs, NOS, etc., and changes in size, style and/or industry classification.

Announcement Policy

The results of the semi-annual index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the quarterly index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation in the MSCI Global Investable Market Indexes. The changes are typically announced at least ten business days prior to the changes becoming effective in the indexes as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indexes, provided that all necessary public information concerning the event is available.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events. A descriptive text announcement is sent for all corporate events effective on the same day or on the next day. MSCI also sends text announcement for corporate events effective within the next 48 hours, except for US Equities’ equity offerings and market neutral events such as split, reverse split or stock dividend.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for US securities, representing at least 5%, 10% or 25% for Standard Index (including securities assigned to standard size segment but failed to be added to the index), Small Cap Index (including securities assigned to small cap size segment but failed to be added to the index) and Micro Cap Index (including listed securities not assigned to any size segment), respectively, of the security’s pre-event number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

MSCI implements pending number of shares and/or free float updates simultaneously with the event. Note that if the number of shares update is smaller than +/-1% on a post-event number of shares basis, it will be implemented at a subsequent index review.

All additions and deletions of constituents of the MSCI Global Investable Market Indexes resulting from corporate events are publicly announced prior to their implementation. Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI Indexes.

Early inclusions of large IPOs in the Standard Index series are announced no earlier than the first day of trading and no later than before the opening of the third day of trading in the market where the company has its primary listing.

Early inclusions of already listed securities following large secondary offerings of new and/or existing shares are announced no earlier than shortly after the end of the offer period.

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Index Calculation

The MSCI indexes are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, the level of the relevant MSCI index level is obtained by applying the change in the market performance to the previous period level for such MSCI index.

License Agreement

MSCI and UBS have agreed to enter into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the MSCI Indexes in connection with securities, including the Securities. The MSCI Indexes are owned and published by MSCI.

The Securities are not sponsored, endorsed, sold or promoted by MSCI or any affiliate of MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or the ability of the MSCI Indexes to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the MSCI Indexes, which is determined, composed and calculated by MSCI without regard to the Securities or UBS. MSCI has no obligation to take the needs of UBS or the owners of this security into consideration in determining, composing or calculating the MSCI Indexes. MSCI is not responsible for and has not participated in the determination of the timing of, pricing at or quantities of this security or in the determination or calculation of the equation by which the Securities are redeemable for cash. Neither MSCI nor any other party has any obligation or liability to owners of the Securities in connection with the administration, marketing or trading of the Securities.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the Securities, or any other person or entity, should use or refer to MSCI’s trade name, trade mark or service mark rights to the designations “Morgan Stanley Capital International®”, “MSCI®”, “Morgan Stanley Capital International Perspective®”, to sponsor, endorse, market or promote the Securities without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

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